As filed with the Securities and Exchange Commission on June __, 2007
                       Registration No. 333-______________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            PERFISANS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


               Maryland                                91-1869317
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                   Identification No.)

                         Unit 310, 18 Crown Steel Drive
                            Markham, Ontario L3R 9X8
               (Address of principal executive offices) (Zip Code)


                          STOCK COMPENSATION AGREEMENTS
                              (Full Title of Plan)


                               GERSTEN SAVAGE LLP
                             Arthur S. Marcus, Esq.
                             Peter J. Gennuso, Esq.
                         600 Lexington Avenue, 9th Floor
                               New York, NY 10022
                     (Name and address of agent for service)

                              Phone: (212) 752-9700
                               Fax: (212) 980-5192
          (Telephone number, including area code, of agent for service)


                       CALCULATION OF REGISTRATION FEE (1)
----------------------------------------------------------------------------------------------------------

TITLE OF SECURITIES    AMOUNT TO BE      PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
TO BE REGISTERED       REGISTERED        OFFERING PRICE PER  AGGREGATE OFFERING   REGISTRATION FEE
                                         SHARE (1)           PRICE

Common Stock,          21,250,000 (2)    $0.03               $637,500              $19.57
$0.001 per value

----------------------------------------------------------------------------------------------------------

(1) The securities of the Registrant are presently listed for trading on the OTCBB under the symbol "PFNH.OB". The proposed maximum offering price per share is determined based on the average of the bid price ($0.029) and ask price ($0.031) of the Company's common stock on June 26, 2007. Calculated solely for the purpose of determining the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended.

(2) Represents 21,250,000 shares of common stock to be issued as compensation for services rendered.

                                     PART I
                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

         Note: The document(s) containing the information specified in this Part I of Form S-8 will be sent or given to participating parties in accordance with Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not being filed with the Commission pursuant to the introductory Note to Part 1 of Form S-8, but constitute (along with the documents incorporated by reference to the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 1. PLAN INFORMATION.

PURPOSES

We, Perfisans Holdings, Inc. (the "Company" or the "Registrant"), are filing this Registration Statement to register a total of 21,250,000 shares of our common stock, $0.001 par value per share ("Common Stock") which are to be issued to the following consultants (the "Consultants") for services rendered to us pursuant to consultant agreements with each Consultant (the "Consulting Agreements"):


                                                                   NUMBER OF SHARES OF
CONSULTANT:                                                        COMMON STOCK:
-----------                                                        -------------
Cheer Chain Enterprise, Limited                                       3,000,000
Harbour Capital Management Group (1999) Inc.                          3,000,000
Henry Hui                                                               250,000
Huang Shui Lian                                                       3,000,000
PAC-AM International Corporation                                      3,000,000
Sunny Link Group, Limited                                             3,000,000
Wang Jie Min                                                          4,500,000
Arthur S. Marcus*                                                       700,000
Peter J. Gennuso*                                                       100,000
Jay M. Kaplowitz*                                                       700,000


-------------
*Messrs. Marcus, Gennuso and Kaplowitz are attorneys with Gersten Savage LLP, our corporate counsel.

Pursuant to each of the Consulting Agreements, the Consultants are entitled to receive the shares of our Common Stock set forth opposite their name for services rendered to us.

COMMON STOCK

The Board has authorized the issuance of 21,250,000 shares of the Common Stock to the Consultants upon effectiveness of the registration statement.

CONSULTANTS

CHEER CHAIN ENTERPRISE, LIMITED

Pursuant to the Stock Compensation Agreement dated May 13, 2007 between us and Cheer Chain Enterprise, Limited ("Cheer Chain"), Cheer Chain has provided and shall provide the following consulting services to us: Business Plan development, Marketing Plan, Strategic corporate development plan, and consulting services.

HARBOUR CAPITAL MANAGEMENT GROUP (1999) INC.

Pursuant to the Consulting Services Agreement dated July 1, 2003 between us and Harbour Capital, Harbour Capital has provided the following services: serving as liaison with investors, act as corporate relations office for the Company and assist in any fundraising efforts.

HENRY HUI

Pursuant to the Stock Compensation Agreement dated May 1, 2007 between us and Henry Hui, Mr. Hui has provided legal consulting services to us in Canada.

HUANG SHUI LIAN

Pursuant to the Stock Compensation Agreement dated May 13, 2007 between us and Huang Shui Lian, Mr. Lian has provided and shall provide the following consulting services to us: consulting services for business development, Sales and Marketing activities, and customer support and relationship.

PAC-AM INTERNATIONAL CORPORATION

Pursuant to the Stock Compensation Agreement dated May 13, 2007 between us and PAC-AM International Corporation ("PAC-AM"), PAC-AM has provided and shall provide the following consulting services to us: consulting services for business development, strategic merger and acquisition advice.

SUNNY LINK GROUP, LIMITED

Pursuant to the Stock Compensation Agreement dated May 13, 2007 between us and Sunny Link Group, Limited ("Sunny Link"), Sunny Link has provided and shall provide the following consulting services to us: consulting services for corporate planning, business development, market communication and corporate marketing.

WANG JIE MIN

Pursuant to the Stock Compensation Agreement dated May 13, 2007 between us and Wang Jie Min, Mr. Min has provided and shall provide the following consulting services to us: consulting services for business development, consumer relationship, customer liaison and strategic marketing in China.

GERSTEN SAVAGE LLP

Pursuant to agreement dated June 22, 2007 between us and Gersten Savage LLP, Gersten Savage LLP has provided and will provide legal services in connection with general corporate and securities laws matters.

NO RESTRICTIONS ON TRANSFER

Upon issuance, all of the shares issued to the Consultants will be deemed "Earned" pursuant to the terms of Consulting Agreements, the Consultants will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

RESTRICTIONS ON RESALES

None of the Consultants are affiliates of the Company, and therefore are not subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Perfisans Holdings, Inc., Attention: Bok Wong, Unit 310, 18 Crown Steel Drive, Markham, Ontario L3R 9X8. The financial statements of Perfisans Holdings, Inc. which are contained in the Company's Annual Report (Form 10-KSB) for the period ended December 31, 2006, have been audited by Schwartz Levitsky Feldman LLP, independent auditors, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Registrant with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference in this Registration Statement:

         (a) The Registrant's Form 10-KSB containing Audited Financial Statements for the Registrant's fiscal year ended December 31, 2006;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act which have been filed by the Registrant since the end of the fiscal year:

                  (i) our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, filed with the Commission on May 21, 2007.

         (c) A description of the Registrant's securities contained in the Registration Statement on Form SB-2 filed with the Commission on May 3, 2005, filed by the Registrant to register the Common Stock under the Securities Act, including all amendments filed for the purpose of updating such Common Stock description.

         Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Our Certificate of Incorporation authorizes the issuance of 150,000,000 shares of common stock, $.001 par value per share. Our Certificate of Incorporation authorizes the issuance of 5,000,000 shares of blank check preferred stock, $.001 par value. As of the date of this registration statement, we have approximately 85,400,000 shares of common stock outstanding.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Gersten Savage LLP has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully paid and non-assessable status of the securities covered by this Registration Statement. Gersten Savage LLP currently represents the Company with its corporate securities and general legal matters and its designees are receiving certain shares indicated herein which are being registered by this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Maryland law permits a provision in the by-laws of each corporation organized under the Maryland law eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our By-Laws eliminates the personal liability of directors to the fullest extent permitted by the Maryland law.

Maryland law empowers a corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in the manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

With respect to any action by or on behalf of the corporation, Maryland law permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitles to be indemnified.

Our By-Laws contain a provision that eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of a director's fiduciary duty to us. This provision does not permit any limitation on, or elimination of the liability of a director for, disloyalty to us or our stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that would be illegal under Maryland law.

Our By-Laws requires us to indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in our right (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, Maryland law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us or expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8. EXHIBITS.

         See Index to Exhibits, which list of exhibits is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

1. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports we file pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Markham, Ontario, Canada, on June 28, 2007.


                                     Perfisans Holdings, Inc.


                                     By:  /s/ Bok Wong
                                     ------------------------
                                     Name:  Bok Wong
                                     Title: Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE           TITLE                                                                                 DATE
/s/ Bok Wong        CEO, President, Principal Accounting Officer, Director & Chairman of the Board        June 28, 2007
------------        (principal executive officer, principal financial officer and director)
Bok Wong

/s/ To-Hon Lam      Director                                                                              June 28, 2007
--------------
To-Hon Lam

/s/ Eric Wang       Director                                                                              June 28, 2007
-------------
Eric Wang



                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                EXHIBIT
------                -------

4.1                   Stock Compensation Agreement dated May 13, 2007 between the Registrant and Cheer Chain Enterprise, Limited.

4.2                   Consulting Services Agreement dated July 1, 2003 between the Registrant and Harbour Capital Management Group
                      (1999) Inc.

4.3                   Stock Compensation Agreement dated May 1, 2007 between the Registrant and Henry Hui.

4.4                   Stock Compensation Agreement dated May 13, 2007 between the Registrant and Huang Shui Lian.

4.5                   Stock Compensation Agreement dated May 13, 2007 between the Registrant and PAC-AM International Corporation.

4.6                   Stock Compensation Agreement dated May 13, 2007 between the Registrant and Sunny Link Group, Limited

4.7                   Stock Compensation Agreement dated May 13, 2007 between the Registrant and Wang Jie Min.

4.8                   Stock Compensation Agreement dated June 22, 2007 between the Registrant and Gersten Savage LLP.

5.1                   Opinion of Gersten Savage LLP.

23.1                  Consent of Schwartz Levitsky Feldman LLP, Independent Auditors.

23.2                  Consent of Gersten, Savage LLP (incorporated by reference to Exhibit 5.1).
